EXHIBIT INDEX

     2.1 Real Estate Purchase Agreement dated September 29, 1997 by and between Newtown Village Partnership and RCEK, Inc., or its nominee or assignee.

     2.2 Letter Amendment to Real Estate Purchase Agreement dated December 15, 1997 by and between Newtown Village
Partnership and RCEK, Inc.

     2.3  Assignment of Real Estate Purchase Agreement dated
January 26, 1998 from RCEK, Inc. to Newtown Village Plaza
Associates, L.P.

     2.4 Second Amendment to Real Estate Purchase Agreement dated February 5, 1998 by and between Newtown Village Partnership and Newtown Village Plaza Associates, L.P.

     2.5  Third Amendment to Real Estate Purchase Agreement dated
March 31, 1998 by and between Newtown Village Partnership and
Newtown Village Plaza Associates, L.P.


                           EXHIBIT 2.1

                  REAL ESTATE PURCHASE AGREEMENT

     THIS REAL ESTATE PURCHASE AGREEMENT is made and entered as of the 29th day of September, 1997 by and between (i) NEWTOWN VILLAGE PARTNERSHIP, a Pennsylvania limited partnership (hereinafter referred to as "Seller") and (ii) RCEK, INC., a Pennsylvania corporation, or its nominee or assignee (hereinafter referred to as "Purchaser").

                       W I T N E S S E T H:

     WHEREAS, Seller is the record and beneficial owner of all that certain real property located at South West corner of Durham Road and Sycamore Street, Newtown, Bucks County, Pennsylvania, as more particularly described on Exhibit A attached hereto (the "Land"), together with a shopping center, known as NEWTOWN VILLAGE SHOPPING CENTER, containing approximately One Hundred Seventy-Seven Thousand Thirty-Two (177,032) square feet of rentable area and all other buildings and improvements situated thereon (collectively, the "Building"), all personal property and fixtures located therein (the "Personalty"), and all appurtenances, rights, easements, rights-of-way, tenements and hereditaments incident thereto (the "Additional Property") (the Land, Building, Personalty and Additional Property are hereinafter collectively referred to as the "Property"); and

     WHEREAS, Purchaser desires to purchase the Property from Seller and Seller desires to sell and transfer the same to Purchaser.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Purchase and Sale. Purchaser agrees to buy and Seller agrees to sell and convey the Property for and in consideration of the purchase price and upon the terms and conditions set forth herein.

     2. Purchase Price. The Purchase Price shall be Twenty-Six Million Seven Hundred Fifty Thousand Dollars ($26,750,000.00) as adjusted for closing or other adjustments herein provided, by cash or wire transfer of immediately available federal funds, as Seller may direct at Closing.

     3.   Deposit.

          (a) Within three (3) business days after the date of delivery to Purchaser of an original of this Agreement executed by Seller, together with completed Exhibits hereto (the date of such delivery by Seller being the "Acceptance Date"), Purchaser shall deliver to Chicago Title Insurance Company, 200 Commerce Drive, Suite 200, Fort Washington, PA 19034 (the "Title Company"), as escrow agent, an irrevocable, unconditional letter of credit with an expiration date of February 15, 1998 in the amount of One Hundred Thousand Dollars ($100,000.00) and subject to earlier expiration in accordance with the terms of this Agreement (the "Deposit"). The Deposit shall be in a form reasonably acceptable to Seller's counsel and shall be held by the Title Company pursuant to the terms and conditions of this Agreement.



          (b) The Title Company will immediately provide Seller with written evidence of receipt of such Deposit.

          (c) In the event that, at any time prior to Closing, Seller or Purchaser provides Title Company with a certification (a copy of which shall be delivered contemporaneously to the other party) that the Seller or Purchaser, as the case may be, is entitled to the Deposit pursuant to the terms of this Agreement, Title Company shall deliver the Deposit to such party within five
(5) business days after receipt of said notice and upon 24-hours prior written notice to each party, unless the other party disputes such certification by written notice to Title Company (a copy of which shall be delivered contemporaneously to the other party) delivered within three (3) business days of Title Company's receipt of the initial certification. In such event, Title Company shall cash the Deposit and hold the Deposit proceeds in escrow in an interest bearing account pending resolution of such dispute. Notwithstanding the foregoing, should Purchaser exercise its termination right during the Feasibility Period pursuant to Section 13(b), it is agreed by Seller that Seller shall not dispute Purchaser's certification that Purchaser is entitled to the Deposit.

          (d) The parties acknowledge that Title Company is acting solely as a stakeholder at their request and for their convenience, that Title Company shall not be deemed to be the agent of either of the parties, and Title Company shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard to this Agreement or involving gross negligence, unless Title Company will agree to a standard of care of all but negligence. Seller and Purchaser shall jointly and severally indemnify and hold Title Company harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of Title Company's duties hereunder, except with respect to actions or omissions taken or suffered by Title Company in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Title Company.

     4. Closing. Except as otherwise provided in this Agreement, the purchase and sale contemplated herein shall be consummated at the "Closing," which shall take place on the date (the "Closing Date") specified by Purchaser on not less than ten
(10) days notice to Seller, provided that the Closing Date shall be on or before the later of (i) thirty (30) days following satisfaction of all contingencies as set forth in Section 8 hereof to Purchaser's satisfaction or (ii) January 31, 1997. The Closing shall take place at the offices of the Purchaser at Plymouth Plaza, 580 West Germantown Pike, Suite 200, Plymouth Meeting, Pennsylvania 19462, or at such other place as may mutually agreed upon by Seller and Purchaser.

     5. Representations and Warranties of Seller. In order to induce Purchaser to enter into this Agreement and to purchase the Property, Seller hereby makes the following representations and warranties, each of which shall survive Closing for a period of one (1) year (unless expressly provided that it will survive Closing without time limitation):



          (a) Authority of Seller. Seller is a limited partnership duly organized and existing and in good standing under the laws of the Commonwealth of Pennsylvania. Seller has all necessary power and authority and has taken all necessary partnership or corporate action to execute, deliver and perform this Agreement and consummate all of the transactions contemplated by this Agreement. This Agreement is the valid and binding obligation of Seller, enforceable against it in accordance with its terms.

          (b)  Title.   Seller is the sole owner of fee simple
title to the Property with the authority to sell and convey the Property to Purchaser without the consent of any other party, and such title is marketable and good of record and free and clear of all liens, encumbrances, covenants, conditions, restrictions and other matters affecting title, except for the Permitted Exceptions (as defined in Section 8(a)(iii)).

          (c) Compliance With Existing Laws. To the best of Seller's actual and constructive knowledge, the present use of the property is not in violation of applicable zoning laws and/or ordinances nor has Seller received notices of violation concerning applicable zoning laws and/or ordinances. There does not exist any notice of any uncorrected violations of the housing, building, safety or fire ordinances.

          (d) Leases. True, correct and complete copies of all of the leases of the Property and any and all amendments and/or modifications thereto (collectively, the "Leases") have been delivered to Purchaser. Attached hereto as Exhibit B is a description of all of the Leases and a current rent schedule ("Rent Schedule") covering the Leases. There are no leases or tenancies of any space in the Property other than those set forth in Exhibit B or any subleases or subtenancies unless otherwise noted therein. Except as otherwise set forth in the Leases in Exhibit B or elsewhere in this Agreement:

               (i) The Leases are in full force and effect and are assignable by Seller to Purchaser;

               (ii) no tenant has an option to purchase the Property or a right of first refusal to purchase the Property;

               (iii) no renewal or expansion options have been granted to the tenants;

               (iv) to the best of Seller's knowledge, Seller is not in default under the Leases;

               (v) the rents set forth on the Rent Schedule are being collected on a current basis and there are no arrearages in excess of one month (other than as noted thereon) nor has any tenant paid any rent, additional rent or other charge of any nature for a period of more than one month in advance;

               (vi) all work for tenant alterations and other work or materials contracted for by Seller and any tenant has been completed, and all work and materials have been fully paid for;

               (viii) Seller has not sent written notice to any tenant claiming that such tenant is in default, which default remains uncured, and no tenant is in default under its Lease;

               (ix) there are no security deposits other than those set forth in Exhibit B.

          (e) Service Contracts. Except as set forth in Exhibit C, there are no service contracts relating to the management, leasing, operation, maintenance or repair of the Property (the "Service Contracts"). True and correct copies of all of the Service Contracts have been delivered to Purchaser. No Service Contract which Purchaser notifies Seller that it agrees to assume will be terminated, amended, modified or supplemented prior to the Closing Date without Purchaser's prior written approval; otherwise, Service Contracts will be terminated as of the Closing Date.

          (f) Tax Bills. Attached hereto as Exhibit D are true and correct copies of tax bills issued by any applicable federal, state or local governmental authority to Seller with respect to the Property for the most recent past and current tax years, and any new assessment received with respect to a current or future tax year.

          (g) Insurance. Attached hereto as Exhibit E are certificates of all hazard, liability and other insurance policies presently affording coverage with respect to the Property. Seller shall maintain in full force and effect all such policies until the Closing Date and shall cause its insurer to name Purchaser as an additional insured as a contract party on its rent loss policy with respect to the Property.

          (h) Condition. Possession of Property shall be delivered to Purchaser at Closing in "as is, where is" condition as of the date of Purchaser's execution of this Agreement, and Purchaser is relying on information provided by Seller and its own investigations, inspections and business judgment as to the condition of the Property.

          (i)  Intentionally Omitted.

          (j) Condemnation Proceedings. Seller has received no correspondence or written notice of any condemnation or eminent domain proceedings are pending or, to the best of Seller's knowledge, threatened against the Property or any part thereof, and Seller has made no commitments to and has received no written notice of the desire of any public authority or other entity to take or use the Property or any part thereof whether temporarily or permanently, for easements, rights-of-way, or other public or quasi-public purposes.

          (k) Litigation. Except as provided in Exhibit L, no litigation is pending or, to the best of Seller's knowledge, threatened, including administrative actions or orders relating to governmental regulations, affecting the Property or any part thereof or Seller's right to sell the Property.


          (l) No Defaults. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which Seller is a party or by which the Property is bound, (ii) violate any restriction, requirement, covenant or condition to which the Seller is subject or by which the Property is bound, (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order, or (iv) result in the cancellation of any lease pertaining to the Property.

          (m)  Hazardous Waste.  Except as provided in
environmental reports delivered by Seller to Purchaser, Seller has no knowledge and has no reason to have knowledge of any discharge, spillage, uncontrolled loss, seepage or filtration (a "Spill") of oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous waste or hazardous substance (as those terms are used in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, or in any other applicable federal, state or local laws, ordinances, rules or regulations relating to protection of public health, safety or the environment, as such laws may be amended from time to time, collectively, "Hazardous Substances") at, upon, under or within the Land or any contiguous real estate. Seller has received no notice of proceeding or action pending or threatened by any person or governmental agency regarding the environmental condition of the Property nor has Seller any knowledge (constructive or actual) of any environmental condition at, upon, under or within the Land or any contiguous real estate.

          (n) Certificates of Occupancy and Building Permits. Attached hereto as Exhibit G are true and correct copies of the certificates of occupancy for all tenants of the Property.
Seller will not amend such certificates and will maintain them in full force and effect. Seller shall also provide Purchaser with copies of all tenant building permits it has in its possession and attach same hereto as Exhibit G-1.

          (o) Licenses and Permits. Seller has received no notice, nor has any knowledge, nor has reason to have any knowledge, that it is lacking any required permit or license (the
"Licenses ") which are necessary for the lawful ownership, occupancy and operation of the Property.

          (p) Operating Statements. Attached hereto as Exhibit H are true and correct copies of the year-end operating statements of the Property for 1994, 1995, 1996 and partial year 1997 and, such operating statements fairly and accurately present the operating results of the Property for the periods indicated.

          (q) Personal Property. Attached hereto as Exhibit I is a true, correct and complete inventory of all personal property ("Personal Property"), used in the management, maintenance and operation of the Property (other than trade fixtures or personal property of tenants).



     6. Obligations of Seller Pending Closing. From and after the date of this Agreement through the Closing Date, Seller covenants and agrees as follows:

          (a) Maintenance and Operation of Premises. Seller will cause the Property to be maintained in its present order and condition, normal wear and tear excepted, and will cause the continuation of the normal operation thereof, including the maintenance of the roof in a water-tight condition and repair of fixtures and equipment, and the continuation of the normal practice with respect to maintenance and repairs so that the Property will, except for normal wear and tear, be in substantially the same condition on the Closing Date as of the Acceptance Date.

          (b) Licenses. Seller shall use commercially reasonable efforts to preserve in force all Licenses and to cause those expiring to be renewed.

          (C) Changes in Representations. Seller shall notify Purchaser promptly, and Purchaser shall notify Seller promptly, if either becomes aware of any occurrence prior to the Closing Date which would make any of its representations, warranties or covenants contained herein not true in any material respect.

          (d) Obligations as to Leases. Seller shall not, without Purchaser's prior written consent (which consent shall not be unreasonably withheld or delayed), amend, modify, renew or extend any Lease in any respect unless required by law, or enter into new leases or approve any assignment of leases or subletting of leased space, or terminate any Lease. Seller hereby further agrees that if any space is vacant on the Closing Date, Purchaser shall accept the Property subject to such vacancy, provided that the vacancy was not permitted or created by Seller in violation of any restrictions contained in this Agreement. Prior to the Closing Date, Seller shall not apply all or any part of the security deposit of any tenant.

          (e) Tenant Estoppel. Seller shall obtain and deliver to Purchaser prior to the Closing Date, a tenant estoppel letter substantially in the form attached hereto as Exhibit F (or such other form as required by Purchaser's mortgage lender) from each of the tenants of the Property.

     7. Representations and Warranties of Purchaser. In order to induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties, each of which is material and shall survive Closing, notwithstanding any investigation at any time made by or on behalf of Seller:

          (a)  Authority of Purchaser.  Purchaser is a
Pennsylvania corporation duly organized and existing and in good standing under the laws of the Commonwealth of Pennsylvania. Purchaser has all necessary power and authority to execute, deliver and perform this Agreement and consummate all of the transactions contemplated by this Agreement. This Agreement is the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.


          (b) No Defaults. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which Purchaser is a party,
(ii) violate any restriction, requirement, covenant or condition to which Purchaser is subject, and (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order.

          (c)  Deleted.

          (d) Third Party Reports. If this Agreement shall be terminated by either party, Purchaser shall deliver to Seller (at
Seller's request and without cost to Seller) copies of applications, licenses, permits, plans, drawings, surveys, reports, studies, tests, analyses and other documents obtained by Purchaser from third parties with respect to its potential purchase of the Property.

     8.   Conditions Precedent to Closing.

          (a) It shall be a condition precedent of Purchaser's obligation to make a full settlement hereunder that each and every one of the following conditions shall exist on the Closing
Date:

               (i) Representations and Warranties. Seller's representations and warranties hereunder shall be true and correct in all material respects in the same manner and with the same effect as though such representations and warranties had been made on and as of the Closing Date.

               (ii) Zoning. No proceedings shall have occurred or be pending to change, redesignate or redefine the zoning classification of the Property to a more restrictive classification than presently exists on the date of Purchaser's execution of this Agreement.

               (iii) Title. Title to the Property shall be marketable, good of record, and insurable by the Title
       Company, pursuant to a full coverage ALTA Form-B (Rev.1992) owner's title insurance policy in the amount ofthe Purchase Price
       (or an unconditional commitment therefor) without any exceptions ("Printed Form" or otherwise) other than the Permitted Exceptions, as hereinafter defined, and in addition, providing affirmative coverage insuring against any mechanic's or materialmen's lien arising from goods, labor or materials provided to the Property prior to the Closing Date. The "Permitted Exceptions" are:

                    (A)  the lien of current real estate taxes
          and special assessments not yet due and payable; and

                    (B)  such matters set forth in Exhibit M attached
          hereto and such other matters which are acceptable to Purchaser under this subsection (B).  Within thirty (30) days after the date of complete execution of this Agreement, Purchaser shall, at its sole cost and expense, request an interim title binder from ther Title Company and within fifteen (15) days after receipt thereof shall notify Seller of any reasonable objections of any exceptions to title to the Property which are unacceptable to the Purchaser, and which are set forth on Exhibit M. If Purchaser fails to make an objection within the aforementioned thirty (30) day period, all items shown on the title binder shall be deemed Permitted Exceptions and Purchaser shall take title to the Property subject
          thereto.   Seller may, at its sole option and its sole expense,
          correct such conditions at least thirty (30) days prior to the
          Closing Date; provided however, that notwithstanding anything herein to the contrary, Seller shall, at or prior to the Closing Date, and except as provided in Section 8(a)(xi), cause all mortgages, deeds of trusts, financing statements, mechanics liens, judgement liens and other matters that may be satisfied by a liquidated sum to be satisfied and released of record or bonded over or to provide an indemnity or other assurance to the Title Company so as to permit the Title Company to issue the owner's title insurance policy required above (provided Seller is diligently pursuing resolution of such encumbrances). If Seller elects to eliminate any such exceptions, Seller may extend the Closing Date for an additional reasonable period of time, not to exceed thirty (30) days from the Closing Date.
          If Seller is unable or does not desire to eliminate any of the exceptions, Seller shall notify Purchaser within five (5) days; otherwise Seller shall be deemed to have elected to eliminate such exceptions. Upon receipt of such notice, Purchaser shall have the option to either (i) to terminate this Agreement, (ii) to close on the purchase of the Property and waive such defects in title.
          In the event of termination of this Agreement, Seller and Purchaser shall be relieved of all liabilities under this Agreement and the
          Deposit shall be returned to Purchaser.   If Purchaser does not
          terminate this Agreement, Purchaser shall be deemed to have waived all objections to such matters.

                 (iv)  Existing Mortgages.  Except as provided for in Section 8
          (a)(xi), Seller shall have delivered to the title Company such releases or other instruments necessary to release of record and beneficially any and all existing mortgages, deeds of trust, financing statements of other security documents affecting the Property (collectively, the "Existing Mortgages").

                 (v) Survey. If Purchaser shall have obtained a current ALTA survey for the property, such survey shall show no gaps of gores in the Property boundry and no unrecorded easements or other matters which would adversly affect the current use of the Property. Within thirty (30) day of the complete execution hereof, Purchaser shall give Seller written notice of any such matters which are objectionable to the Purchaser. Seller shall remedy such objectionable matters by the Closing Date. If Purchaser fails to give Seller written notice of objectionable matter within such thirty (30) day period, Purchaser shall be deemed to waived the condition contained in the clause (v).

                 (vi) Environmental. As of the Closing Date, there shall have occurred no Spill of Hazardous Substances at the Property nor shall there exist any condition relating to the environmental condition of the Property. Within sixty (60) days of the complete execution of this Agreement, Purchaser shall have an environmental audit of the Property performed, at its expense. If such audit identifies any Spill or condition, Purchaser shall give written notice to Seller, together with a copy of such audit, requesting that Seller remedy such Spill or condition (Environmental Notice"). Seller shall have a period of ten (10) business days from receipt of the Environmental Notice within which to send Purchaser a written notice electing to either remedy such Spill or condition (which may include giving Purchaser a credit against the Purchase Price in the amount of the estimated cost of such remedy) or terminate this Agreement
         ("Environmental Election Notice").  If Seller's Environmental
         Election Notice elects to terminate this Agreement, Purchaser shall have a period of five (5) business days within which to withdraw its Environmental Notice, waive the condition contained in this clause (vi) and proceed to Closing. If Purchaser fails to give an Environmental Notice on or before the sixtieth (60th) day after complete execution of this Agreement, it shall be deemed to waived the condition contained in this clause (vi).

               (vii)     Leasing Brokerage and Property
Management Agreements. Seller shall have terminated any and all leasing brokerage and property management agreements with respect to the Property effective as of the Closing Date. Except as provided in Section 11(e), all responsibility (current and prospective) for dealings with any such brokers, including the payment of any claims (if deemed warranted by Seller) and/or commissions shall be the sole responsibility of Seller. Seller agrees that it will indemnify and hold Purchaser, its successors, assigns, partners, agents and employees, harmless against any such claims and/or losses which might be incurred by such indemnities in connection with any additional and/or contingent leasing commissions or fees or management fees. The provisions of this subparagraph (vi) shall survive Closing without time limitation.

               (viii) Performance by Seller. Seller shall have complied with and not be in breach of any of its covenants or obligations under this Agreement.

               (ix) Tenant Estoppels. Purchaser shall have received (i) a tenant estoppel letter substantially in the form attached hereto as Exhibit F from, at a minimum, tenants satisfying the requirements described on Exhibit F-1 (or from such tenants and in such form as required by Purchaser's mortgage lender), confirming the information set forth in Section 4(d) and in the Lease and Rent Schedule attached hereto as Exhibit B for such tenants and containing no material changes from the Rent Schedule, and (ii) any subordination and attornment agreements required by Purchaser's mortgage lender.

               (x)  Financing.  Deleted.

               (xi) Prudential Mortgage. Purchaser shall have received a commitment from Prudential (Seller's existing mortgagee), which shall allow Purchaser to assume Seller's existing mortgage, with a balance on July 31, 1997 in the amount of Twenty Million Three Hundred Eighty-Three Thousand Dollars ($20,383,000.00), as adjusted by monthly payments until Closing, with such modifications as are acceptable to Purchaser in its sole opinion. Purchaser shall use best efforts to procure such commitment within sixty (60) days of the execution date hereof. If Purchaser does not receive such commitment in a form satisfactory to Purchaser in its sole opinion within sixty (60) days of the execution date hereof, Seller shall have the right to terminate this Agreement by written notice to Purchaser. Any assumption, transfer or other such fee associated with the assumption of the Prudential mortgage shall be borne equally by Seller and Purchaser. Should either party's obligation pursuant to this subsection (xi) exceed an amount which such party believes unacceptable, such party shall have the right to terminate this Agreement upon five (5) days' written notice to the other. Such termination right must be exercised, if at all, within five (5) days of the date it first accrues, and thereupon, the Deposit shall be returned to Purchaser and neither party shall have further liabilities or obligations to the other.

     (b) Failure of Condition. In the event of the failure by the Closing Date (or such earlier date as may be set forth in a specific clause of Section 8(a) above) of any condition precedent set forth above, then Purchaser, at its sole election, may (i) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and, except as otherwise provided in Paragraph 16 hereof, neither party shall have any further obligations or liabilities to the other; or (ii) waive such conditions and proceed to Closing.

          (c) It shall be a condition precedent of Seller's obligation to make a full settlement hereunder that each and every one of the following conditions shall exist on the Closing
Date.

               (i) Representations and Warranties. Purchaser's representations and warranties hereunder shall be true and correct in all material respects in the same manner and with the same effect as though such representations and warranties has been made on and as of the Closing.

     9. Seller's Deliveries. Seller shall execute, acknowledge and deliver to Purchaser at the Closing the following documents, dated on the Closing Date:

          (a) a special warranty deed, in form and substance satisfactory to Title Company, conveying good and marketable fee simple title to the Property, free and clear of all liens, encumbrances, easements and restrictions except for the Permitted
Exceptions;

          (b) a bill of sale which shall convey to Purchaser good title to all the Personalty, free and clear of all liens and encumbrances;

          (c) an affidavit setting forth that all of Seller's representations and warranties are true and correct in all material respects on the Closing Date;

          (d) an assignment and assumption of the Leases and security deposits, together with all originally executed Leases, and the security deposits shall be assigned to Purchaser;

          (e) an assignment and assumption of Licenses, permits and Service Contracts, if any, which are to be assumed by Purchaser at Purchaser's request, together with the originally executed Service Contracts which are to be assumed;

          (f) a schedule updating the Rent Schedule and setting forth all arrearages in rents and all prepayments of rents;

          (g) with respect to Newtown Village Shopping Center: copies of books, records, operating reports, files and other materials related to the ownership, use and operation of the Property, to the extent that any exist and are in the possession of Seller, which obligation shall survive Closing;

          (h)  Tenant estoppel letters as required in Section
8(a)(ix);

          (i) an original letter executed by Seller advising the tenants of the sale of the Property to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct;

          (j) possession of the Property in the condition required by this Agreement, and the keys therefore;

          (k) the Certification of Non-foreign Status as provided in Treas. Reg. 1. 1445-2T(b)(2)(iii)(B) or in any other form as may be required by the Internal Revenue Code or the regulations issued thereunder;

          (l) such other items and instruments, as shall be required by the Title Company in connection with the issuance of its title insurance policy to Purchaser pursuant to Section 8(a)(iii) (including customary Seller' s or owner's affidavit);

          (m) any and all documents necessary to release the cash constituting the Deposit from escrow with the Title Company and to have said cash returned to Purchaser;
and

          (n) any other documents required by this Agreement to be delivered by Seller.

     10. Purchaser's Performance. At Closing, simultaneously with the deliveries of Seller pursuant to the provisions of Paragraph 9, Purchaser shall pay to Seller the Purchase Price in the manner specified in Paragraph 2, whereupon the Deposit, and any interest accrued thereon, shall be returned to Purchaser by the Title Company or, at the option of Purchaser, shall be applied against the payment of Purchase Price. Purchaser shall also execute and deliver to Seller an assignment and assumption of Leases and such other documents reasonably requested to effectuate the purposes of this transaction.

     11. Settlement Charges, Prorations and Adjustments. Purchaser shall pay for the title examination, the title insurance premium, notary fees, recording fees (i.e., per page charges). The cost of preparation of the deed for the Property shall be borne by Seller. Any real estate transfer taxes in connection with this transaction shall be borne equally by Seller and Purchaser. Purchaser and Seller shall each pay their respective legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. In addition to the foregoing, at the Closing, the following adjustments and prorations shall be computed as of the Closing Date and the Purchase Price shall be adjusted to reflect such prorations, as follows:

          (a) Taxes. Real estate and personal property taxes shall be apportioned as of the Closing Date.

          (b) Assessments. All special assessments and other similar charges which have become a lien upon the Property or any part thereof and are due and payable on or before the Closing Date, if any, shall be paid in full by Seller at the Closing.
All other special assessments or similar charges occurring after the Closing Date shall be the responsibility of Purchaser.

          (c) Rent. Rent for the month of Closing and any month after Closing collected by Seller prior to Closing shall be apportioned as of the Closing Date. If any tenant is in arrears in the payment of rent on the Closing Date, rents received from such tenant after the Closing shall be applied in the following order of priority: (a) first, to the payment of current rent then due; (b) second, to delinquent rent for any period after the Closing Date; and (c) third, to delinquent rent for any period prior to the Closing Date. Such delinquent rent shall be paid to Seller within thirty (30) days of receipt by Purchaser. Purchaser does not guarantee or undertake any obligation to sue or take other action for collection of arrearages in rents due from tenants as of the Closing Date;
provided, however, Seller shall have the right to pursue and collect such delinquent rents by any remedies available to it at law or equity. If rents or any portion thereof received by Seller or Purchaser after the Closing Date are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof, if any, shall be promptly paid to the other party, which obligation shall survive the Closing.

          If any tenants are required to pay escalation charges for real estate taxes or operating expenses ("Additional Rents") and any Additional Rents are collected by Purchaser after the Closing which are attributable in whole or in part to any period prior to the Closing, then Purchaser shall promptly pay to Seller, Seller's proportionate share thereof, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof, if any, if and when the tenant paying the same has made such payments of Additional Rent then due to Purchaser pursuant to the tenant's Lease, which obligation shall survive the Closing.

          (d) Miscellaneous. All other charges and fees customarily prorated and adjusted in similar transactions, including utilities, insurance premiums and charges for Service
Contracts to be assumed by Purchaser, shall be prorated as of the Closing Date. In the event that accurate prorations and other adjustments cannot be made at Closing because current bills are not obtainable or the amount to be adjusted is not yet ascertainable (as, for example, in the case of utility bills) the parties shall prorate on the best available information, subject to further adjustment promptly upon receipt of the final bill or upon completion of final computations. Seller agrees that an appropriate amount in respect of water consumption charges may be held in escrow by the Title Company in connection with its issuance of a title insurance policy to Purchaser. Seller shall have all utility meters read on the Closing Date so as to accurately determine its share of current utility bills.

          (e) Leasing Commissions, Etc. Seller shall pay at the Closing the full amount of any sales or leasing commissions or tenant improvement costs to be paid by Seller pursuant to any new, expanded or renewed lease for space in the Property executed by Seller prior to the Closing Date.

          (f)  Site Conditions.  Deleted.

     12. Risk of Loss. The risk of loss or damage to the Property by fire or other casualty until recordation of the deed of conveyance shall be borne by Seller. If prior to Closing (i) condemnation proceedings are commenced against all or any portion of the Property, or (ii) if the Property is damaged by fire or other casualty to the extent that the cost of repairing such damage shall be One Hundred Thousand Dollars ($100,000.00) or more, or (iii) if the Property is damaged by an uninsured risk, or (iv) the Property becomes subject to litigation which may deprive Purchaser of any benefit to which it would become entitled pursuant to this Agreement, then Purchaser shall have the right, upon notice in writing to the Seller delivered within thirty (30) days after actual notice of such condemnation or fire or other casualty or litigation, to terminate this Agreement, and thereupon the parties shall be released and discharged from any further obligations to each other and the discharged from any further obligations to each other and the Deposit shall be refunded to Purchaser. If Purchaser does not elect to terminate this Agreement, or in the event of fire or other casualty not giving rise to a right to terminate this Agreement by Purchaser, this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of Seller's share of (i) the proceeds of fire or other casualty insurance and (ii) that portion or any rent insurance proceeds payable with respect to the period after Closing or (iii) proceeds of the condemnation award, as the case may be, and Seller shall have no obligation to repair or restore the Property; provided, however, that the Purchase Price shall be reduced (but only if the total insurance proceeds are less than the Purchase Price) by an amount equal to (a) the "deductible" applied by Seller's insurance policy, or (c) if Seller is self-insured, the actual cost of repairing such damage. If Purchaser elects not to terminate this Agreement, Purchaser shall have the right to participate in the negotiation and settlement of any litigation, casualty or condemnation-related claim.

     13.  Inspection of Property.

          (a) Purchaser's Right of Inspection. Purchaser shall have the right, at its own risk, cost and expense, at any time or times prior to Closing (upon at least 24-hours prior verbal notice to Seller and during reasonable hours and with a representative of Seller, if required by Seller) to enter, or cause its agents or representatives to enter, upon the Property for the purpose of making surveys, or any tests, investigations and/or studies relating to the Property or Purchaser's intended acquisition thereof which Purchaser deems appropriate, in its sole discretion. Purchaser shall further have complete access to all documentation, agreements and other information in the possession of Seller related to the ownership, use and operation of the Property, and shall have the right to make copies of same.

          (b) Feasibility Period. Any other provisions of this Agreement to the contrary notwithstanding, Purchaser may, during all reasonable hours and upon reasonable notice, prior to 5:00 P.M. on December 15, 1997 (such period - herein referred to as the "Feasibility Period"), cause at Purchaser's sole cost and expense, such boring, engineering, water, sanitary and storm sewer, utilities, topographic, structural, and other tests and investigations, and review such financial information and books and records, including leases, market studies and other studies as Purchaser shall elect; provided, however that any intrusive testing by Purchaser (such as soil borings, and the like) shall be shall be subject to Seller's prior reasonable consent. In the event that any of such tests, investigations and/or studies indicate, in Purchaser's sole and absolute discretion, that Purchaser's plans for the Property would not be feasible for any reason, then Purchaser shall have the right, at its sole election on or before the last day of the Feasibility Period, to terminate this Agreement by giving written notice thereof to Seller, in which event this Agreement shall terminate, the Deposit shall be returned to Purchaser and neither party shall have any further liabilities or obligations to the other. Said Feasibility Period shall be extended one (1) day for each day the Acceptance Date (as defined in Section 3 hereof) occurs after October 15, 1997. Purchaser agrees to repair any damage to the Property that may be caused by its inspections and to indemnify and defend Seller and its partners, affiliates, agents and employees, and hold Seller and its partners, affiliates, agents and employees harmless against any property damage or physical injury suffered as a result of such inspections, investigations, studies or tests. Purchaser agrees not to enter upon the Property until such time as Purchaser has furnished Seller with evidence of a commercial general liability insurance policy with an insurer reasonably satisfactory to Seller covering any activities of Purchaser on the Property and containing limits of liability reasonably satisfactory to Seller.

          (c) Audit. Seller hereby agrees to allow its books and records related to the Property to be audited (at Purchaser's sole expense) by an independent, certified public accounting firm selected by Purchaser, and Seller will cooperate and cause its employees and other agents to cooperate in such auditing process, including any customary certifications required by the auditors. Purchaser shall provide Seller with prior notice of such audit.

     14.  Indemnifications.

          (a) Indemnification by Seller. Seller hereby indemnifies and agrees to defend and hold harmless Purchaser and its partners and subsidiaries, and any officer, director, employee or agent of any of them, and their respective successors and assigns, from and against any and all claims, expenses, costs, damages, losses and liabilities (including reasonable attorneys' fees) which may at any time be asserted against or suffered by Purchaser or the Property, or any part thereof, whether before or after the Closing Date, as a result of, on account of or arising from (a) any breach of any covenant, representation, warranty or agreement on the part of Seller made herein or in any instrument or document delivered pursuant to this Agreement, and/or (b) any third party claim relating to or arising out of any contract, agreement, debt or other obligation, or encumbrance or other occurrence (other than encumbrances expressly approved by Purchaser and other than occurrences which are the subject of the representations and/or warranties covered by clause (a) above) created, arising or accruing prior to the Closing Date, regardless of when asserted and relating to the Property or its operations, provided such claim is derived from an occurrence or breach which took place prior to Closing. The foregoing indemnifications set forth in this Section 14(a) shall survive Closing without time limitation (other than indemnification for breach of representation or warranties on the part of Seller made herein which are subject to a limited survival period under this Agreement, in which case the survival of such indemnification shall be limited to the survival period of such representation or warranty).

          (b)  Intentionally Omitted.

          (c) Indemnification by Purchaser. Purchaser hereby indemnifies and agrees to defend and hold harmless Seller and its partners and subsidiaries, and any officer, director, employee or agent of any of them, and their respective successors and assigns, from and against any and all claims, expenses, costs, damages, losses and liabilities (including reasonable attorneys' fees) which may at any time be asserted against or suffered by Seller as a result of, on account of or arising from (a) any breach of any covenant, representation, warranty or agreement on the part of Purchaser made herein or in any instrument or document delivered pursuant to this Agreement, and/or (b) any obligation, claims, suit, liability, contract, agreement, debt or encumbrance or other occurrence created, arising or accruing on or after the Closing Date and relating to the Property or its operations. The foregoing indemnifications set forth in this
Section 14 (c) shall survive Closing without time limitation.

     15. Brokerage Commission. Seller and Purchaser represent and warrant to each other that no brokerage fee or real estate commission is or shall be due or owing in connection with this transaction, and Seller and Purchaser hereby indemnify and hold the other harmless from any and all claims of any other broker or agent so claiming based on action or alleged action of the other. The Legislature of the Commonwealth of Pennsylvania has established a Real Estate Recovery Fund. The purpose of the Fund is to compensate persons who obtain a judgment because of fraud, misrepresentation or deceit of an agent. For further information call (717) 783-3658.

     16.  Default Provisions:  Remedies.

          (a) Purchaser's Default. If Purchaser shall default in performance of its obligations under this Agreement, and such default is not cured within ten (10) days after written notice thereof from Seller, or fails to consummate the purchase and sale contemplated when required to do so pursuant to the provisions hereof (except as provided for in this Agreement), then the Title Company shall deliver the Deposit to Seller as full and complete liquidated damages, and as the exclusive and sole right and remedy of Seller, whereupon this Agreement shall terminate and neither party shall have any further obligations or liabilities to any other party.


          (b) Seller's Default. Except for any breaches waived in writing by Purchaser, if Seller has breached any of its covenants or obligations under this Agreement or has failed, refused or is unable to consummate the purchase and sale contemplated herein by the Closing Date or if any of the representations and warranties made by Seller under this Agreement shall be inaccurate or incorrect, then Purchases shall be entitled to as its sole and exclusive remedies to either (i) waive such breach, default or failure, (ii) extend the Closing for such reasonable time or times as may be necessary in order to enable Seller to remedy such breach, default or failure, (iii) terminate this Contract and obtain the return of the Deposit, or
(iv) pursue an action for specific performance. In the event that Purchaser elects to pursue specific performance and Purchaser prevails in such litigation, Seller shall be obligated to pay all reasonable legal fees, costs and expenses incurred by Purchaser.

     17.  Miscellaneous Provisions.

          (a) Completeness and Modification. This Agreement (together with Exhibits A to M attached hereto) with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. This Agreement shall not be modified or amended except by an instrument in writing signed by all of the parties hereto.

          (b) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

          (c) Assignment. This Agreement shall be freely assignable by Purchaser to an entity to be associated with Purchaser or to an entity affiliated with a publicly traded REIT.

          (d)  Waiver:  Modification.  Failure by Purchaser or
Seller to insist upon or enforce any of its rights hereto shall not constitute a waiver or modification thereof.


          (e) Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to choice of law Principles.

          (f) Headings. The headings are herein used for convenience or reference only and shall not be deemed to vary the content of this Agreement or the covenants, agreements, representations and warranties herein set forth, or the scope of any provision hereof.

          (g) Continuing Documentation and Access. From and after Closing, Seller shall cooperate with Purchaser to provide all information in its possession concerning the ownership, use and operation of the Property (including the right to copy same at the expense of Purchaser) for purposes of any tax examination or audit or other similar purpose, subject to the agreements of Purchaser concerning confidentiality set forth herein.

          (h) All Warranties Joint and Several. Each and every warranty, covenant, undertaking and agreement of Seller and Purchaser hereunder shall be deemed a joint and several warranty, covenant, undertaking and agreement of the General Partner of Sellers, of the President of such General Partner (Vivian Meritz) and of the W.L. Meritz Trust FBO Michael Meritz, a limited partner.

          (i) Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

          (j) Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered or mailed by first-class registered or certified mail, return receipt requested, postage prepaid or delivered by commercial courier, telecopy or overnight courier (e.g., Federal Express), against receipt, to the addresses indicated below:

               (i)  if to Purchaser:
                    [corporation to be formed]
                    c/o Montgomery Group Affiliates
                    Plymouth Plaza, Suite 200
                    580 West Germantown Pike
                    Plymouth Meeting, PA 19462

               (ii) if to Seller:
                    BEGLEY, CARLIN & MANDIO
                    680 Middleton Boulevard
                    Langhorne, Pennsylvania 19047
                    Attn: William J. Carlin, Esquire



                    With a copy to:

                    GROEN, LAVESON, GOLDBERG & RUBENSTONE
                    Four Greenwood Square
                    Suite 200
                    Bensalem, Pennsylvania 19020
                    Attn: Mark E. Goldberg, Esquire

               Such notice shall be deemed given on the date of receipt by the addressee or the date receipt would have been effectuated if delivery were not refused. Each party may designate a new address by written notice to the other in accordance with this Paragraph 16 (j).

          (k) Business Days. A "business day" shall be Mondays through Fridays, less and excepting all legal holidays observed by the United States Government or the Government of the Commonwealth of Pennsylvania. Any date specified in this Agreement which does not fall on a business day shall be automatically extended until the first business day after such date.

          (l) Time of Essence. TIME SHALL BE OF THE ESSENCE IN THE PAYMENT OF ALL SUMS, PERFORMANCE OF ALL OBLIGATIONS, GIVING OF ALL NOTICES AND THE EXERCISE OF ALL RIGHTS UNDER THIS AGREEMENT.

          (m) Confidentiality. Before Closing, neither Purchaser nor Seller shall not issue any press release or other publicity of any kind whatsoever with respect to this Agreement or any of the transactions contemplated hereby, without the prior written consent of the other in each instance. The requested party shall notify the requesting party of its consent or refusal within two (2) business days after such request for consent. Before Closing, Purchaser agrees that it will keep confidential, and will make reasonable efforts to have the respective partners, employees, officers, directors, shareholders, agents, counsel, accountants and affiliates of Purchaser, keep confidential, all information, records, materials and other data pertaining to the Property, including third party inspection reports, environmental audits and other consultant's reports, which were acquired or learned as a result of due diligence in connection with the transactions contemplated hereby, except (i) to the extent necessary to effect the transactions contemplated hereby, (ii) pursuant to compulsion by due process of law, (iii) in connection with the resolution of any dispute between Purchaser and Seller, or (iv) if such information was obtained, or is otherwise available, in the public domain or from other sources. The provisions of this paragraph shall survive the Closing and the termination of this Agreement.

          (n) Recording. Neither this Agreement nor any memorandum or assignment hereof shall be filed in any public place of record. If recorded, such recording shall not constitute constructive or other notice to any third party. The recording or attempt to record this Agreement or any memorandum or assignment hereof, by or on behalf of Purchaser, shall constitute a default of this Agreement by Purchaser and a waiver and release by Purchaser of all rights of Purchaser under this Agreement.

          (o) Both Purchaser and Seller are acting at arm's length to protect their own interests, and both Purchaser and Seller shall use their own independent business judgment concerning the sale and purchaser of the Property. Purchaser shall complete to its satisfaction, all investigations, inspections and tests which Purchaser deems necessary.


     IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Purchase Agreement as of the day and year first written above.

                              PURCHASER:

                              RCEK, INC.
ATTEST:

/s/Ronald J. Cappello         By:   /s/Ronald J. Cappello
                              ------------------------------
                               Ronald J. Cappello, President

                              Date of execution by
                              Purchaser: September 29, 1997.


                              SELLER:

                              NEWTOWN VILLAGE PARTNERSHIP,
                              a Pennsylvania limited partnership,
                              By: GPWM, Inc., a Pennsylvania
corporation,
                                  and corporate general partner,

ATTEST:

/s/John P. Koopman            By: /s/Vivian Meritz
                              ----------------------
                                     President

                              Date of execution by
                              Seller: September 29, 1997.




                               EXHIBIT 2.2



                                     December 15, 1997


RCEK, Inc.
580 West Germantown Pike
Plymouth Meeting, PA 19462

Attention:     Ronald J. Cappello, President

          Re:  Letter Amendment
          To Real Estate Purchase Agreement
          Dated September 29, 1997
          Village At Newtown Shopping Center
          Newtown, Bucks County, Pennsylvania

Dear Mr. Cappello:

     With respect to the above-referenced Agreement, this will acknowledge our agreement that Seller has provided all items necessary under the Agreement as required pursuant to Section 5(n). It is agreed that the Acceptance Date, as referred to under the Agreement, shall be December 5, 1997. Purchaser has three (3) business days from the Acceptance Date to deliver to Chicago Title Insurance Company the Letter of Credit as set forth in Section 3(a) of the Agreement.

     Due to the delays associated with prolonged Mortgagee negotiations and also because the Acceptance Date will occur later than anticipated, it will serve as a mutual benefit to modify some of the provisions relating to dates in the Agreement. As such, the parties hereby agree to the following amendments to the Agreement:

     Section 8(a)(iii)(B), the second sentence shall be deleted and replaced with "By January 5, 1998, Purchaser shall, at its sole cost and expense, request an interim title binder from the Title Company and within fifteen (15) days after receipt thereof but no later than ten (10) days before closing, shall notify Seller of any reasonable objection of any exceptions to title to the Property which are unacceptable to Purchaser, and which are set forth on Exhibit M."

     Section 8(a)(v), the second sentence shall be deleted and replaced with "By January 5, 1998, Purchaser shall obtain such survey, at its expense, and within fifteen (15) days after receipt thereof shall notify Seller of any such matters which are objectionable to Purchaser."

     Section 8(a)(vi), the second sentence shall be deleted and replaced with "By January 25, 1998, Purchaser shall have an environmental audit of the Property performed, at its expense." The last sentence shall be deleted and replaced with "If Purchaser fails to give an Environmental Notice by February 5, 1998, it shall be deemed to have waived the condition contained in this clause (vi)."

     Section 8(a)(x) and (xi), shall be deleted and replaced with the following:

     (x)  Financing.

     "Purchaser shall have received a loan commitment for financing (or alternative funding acceptable to Purchaser) for the acquisition of the Property by February 5, 1998. If Purchaser does not receive such commitment in a form satisfactory to Purchaser, at its sole option, by February 5, 1998, either party shall have the right to terminate this Agreement by written notice to the other party.

     If financing/funding for the purchase is obtained by Purchaser from Prudential, (Seller's existing mortgagee), which shall allow Purchaser to assume or re-work Seller's existing mortgage, with a balance on July 31, 1997 in the amount of Twenty Million Three Hundred Eighty-Three Thousand Dollars ($20,383,000.00), as adjusted by monthly payments until Closing, with such modifications as are acceptable to Purchaser in its sole opinion, any assumption, transfer or other such fee associated with the funding of the purchase from Prudential shall be borne equally by Seller and Purchaser. Should either parties obligation pursuant to this paragraph of subsection (x) exceed an amount which such party believes unacceptable, such party shall have the right to terminate this Agreement upon five (5) days' written notice to the other. Such termination right must be exercised, if at all, within five (5) days of the date it first accrues, and thereupon, the Deposit shall be returned to Purchaser and neither party shall have further liabilities or obligations to the other.

     If financing/funding for the purchase of the Property by Purchaser is obtained other than through the assumption of Seller's Prudential mortgage as set forth above, Purchaser shall be responsible for the payment of any prepayment, penalty or other fee associated with the payoff of Seller's existing Prudential Mortgage at closing, provided, however, that if such prepayment or other fee amount exceeds Two Hundred Thousand Dollars, ($200,000.00), Seller shall be responsible for payment of the amount in excess of Two Hundred Thousand Dollars, ($200,000.00), up to Three Hundred Thousand Dollars, ($300,000.00). Further, if any such prepayment or other fee amount exceeds Three Hundred Thousand Dollars, ($300,000.00), Seller shall be responsible for payment of one-half (1/2) of the amount in excess of Three Hundred Thousand Dollars, ($300,000.00), up to the sum of Four Hundred Thousand Dollars, ($400,000.00). In no event shall Seller's responsibility for payment of any prepayment or other fee or penalty exceed One Hundred Fifty Thousand Dollars, ($150,000.00).


     To evidence your acceptance of the foregoing, kindly sign and return a copy of this letter, retaining a copy for your file.

                              Yours Sincerely,



                             /s/John P. Koopman
                            ------------------------------
                              John P. Koopman
                              Attorney on behalf of Seller
                              Newtown Village Partnership

To evidence your acceptance of the
foregoing, kindly sign and return a
copy of this letter, retaining a copy
for your file.

Agreed to and accepted this 16th
day of December, 1997.


/s/Ronald J. Cappello
RCEK, Inc.
By: Ronald J. Cappello, President

JPK/jmd
Enclosures


                           EXHIBIT 2.3

           ASSIGNMENT OF REAL ESTATE PURCHASE AGREEMENT



     This ASSIGNMENT OF REAL ESTATE PURCHASE AGREEMENT
("Assignment") is made and entered into as of the 26th day of January, 1998, by and between RCEK, Inc., a Pennsylvania corporation ("Assignor"), and Newtown Village Plaza Associates,
L.P., a Delaware limited partnership ("Assignee").


                            BACKGROUND

     Pursuant to a certain Real Estate Purchase Agreement dated September 29, 1997, by and between Newtown Village Partnership, a Delaware limited partnership ("Seller") and Assignor, as amended by the terms of a certain letter dated December 15, 1997 from Begley, Carlin & Mandio, counsel to Seller, to Assignor (collectively, the "Agreement"), Seller has agreed to sell to Assignor, and Assignor has agreed to purchase from Seller, certain property located at the southwest corner of Durham Road and Sycamore Street in Newtown, Bucks County, Pennsylvania containing approximately 177,032 square feet of rentable space, as more particularly described in the Agreement (the "Property").

     Under the Agreement, Assignor has the right to assign its right, title and interest in and to the Agreement to an entity affiliated with a publicly traded real estate investment trust. Assignee is a limited partnership, the sole limited partner of which is Montgomery CV Realty L.P., a Delaware limited partnership, whose general partner is Montgomery CV Realty Trust, a Delaware Business Trust which is a qualified real estate subsidiary of CV REIT, Inc., a publicly traded real estate investment trust. Assignor is unable to pay the balance of the purchase price due to Seller under the Agreement, and desires to be relieved of its obligations to purchase the Property under the Agreement. Assignee desires to purchase the Property and, accordingly, assume all of the right, title and interest of Assignor in and to the Agreement. Assignor desires to so assign its entire right, title and interest in and to the Agreement to Assignee.

     Accordingly, for and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Assignment. Assignor hereby assigns to Assignee all of Assignor's right, title and interest in and to the Agreement. Assignee hereby accepts such assignment and agrees to assume all of Assignor's duties and obligations under the Agreement. The foregoing assignment and assumption is made subject to the terms of Section 5 hereof. In the event the conditions of Section 5 are satisfied, Assignor and Assignee shall promptly execute and deliver to Seller written notice of the foregoing assignment of the Agreement to Assignee and direct Seller to deliver all notices, requests, consents and other communications under the Agreement to Assignee.

2. Representations. Assignor hereby represents and warrants to Assignee as follows:

     a. The Agreement, a copy of which is attached hereto as Exhibit "A", is in full force and effect, constitutes the entire agreement between Assignor and Assignee, and has not been further modified or amended;

     b. Assignor has delivered to Assignee copies of all material correspondence relating to the Agreement which has been delivered by Assignor to Seller, or by Seller to Assignor, from the date of the Agreement to the date hereof;

     c. The Agreement represents the entire understanding and agreement between Seller and Assignor with respect to the subject matter of the Agreement, and there are no representations, warranties, covenants or agreements between Seller and Assignor except as described in the Agreement;

     d. Neither Seller nor Assignor has defaulted under the Agreement, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute a default by Assignor or Seller under the Agreement;

     e. All of the representations and warranties of Assignor in the Agreement are true and correct in all material respects as of the date they were made and as of the date hereof; and

     f. Assignor has the legal right to assign the Agreement to Assignee, and all necessary corporate action and authority concerning such assignment has been adopted and granted.

     Assignor hereby agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, demands, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), arising out of or in connection with any breach by Assignor of the foregoing representations or warranties, each of which shall survive the acquisition of the Property by Assignee under the Agreement for a period of six months.

3.   Deposit.

     a. Assignor and Assignee acknowledge and agree that Chicago Title Insurance Company ("Escrow Agent") is holding an irrevocable unconditional letter of credit posted by the Assignor as the "Deposit" under the Agreement (the "Assignor's LC"). In the event it becomes necessary to post a new letter of credit as a Deposit under the Agreement prior to the expiration of the Assignor's LC, then Assignee shall be solely responsible for posting such letter of credit, and shall do so at least five (5) days prior to the expiration of the Assignor's LC.

     b. In the event that, for any reason, the Assignor's LC is not drawn upon but is not returned by the Escrow Agent to the Assignor prior to the deadline for the "Closing Date" (as defined in the Agreement), then Assignee shall deposit with Assignor a letter of credit in the amount of One Hundred Thousand Dollars ($100,000) (the "Assignee's LC"), which shall be held by the Assignor until such time as the Assignor's LC is returned to the Assignor or expires. In the event that the Assignor's LC is not returned to the Assignor or does not expire by the date which is ten (10) days prior to the expiration of the Assignee's LC, then Assignor may draw upon the full amount of Assignee's LC and hold the cash proceeds thereof in escrow pending the return or expiration of the Assignor's LC to Assignor. The Assignee's LC or cash proceeds thereof shall be returned to the Assignee at such time as the Assignor's LC expires or is returned to the Assignor.

     c. In the event the Assignor's LC is drawn upon, then Assignee shall immediately pay the amount thereof to Assignor, upon demand, or, if Assignor is holding the Assignee's LC or cash proceeds thereof, Assignor may draw upon such letter of credit or cash proceeds and retain the same.

4. General Indemnification. Assignee hereby agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) arising out of any act or omission by Assignee under the Agreement, including, without limitation, claims and demands made by Seller against Assignor arising from an alleged breach by the "Purchaser" of the terms and conditions of the Agreement; provided, however, that such indemnification shall be null and void and have no force or effect to the extent that a claim of the Seller against the Assignor arises out of a breach by the Assignor of its representations, warranties, covenants or agreements set forth in the Agreement which also constitutes a breach by the Assignor of any of its representations and warranties to Assignee under the terms of Section 2 hereof.

5. Board Approval. Assignee acknowledged that on January 15, 1998, the Board of Directors of CV REIT, Inc. approved this Assignment by duly authorized resolution, subject to the terms and conditions of the Agreement, including, without limitation, the provisions of the Agreement which permit the buyer to terminate the Agreement as a result of Buyer's dissatisfaction with environmental conditions, failure to obtain suitable financing, and other conditions to settlement.

6. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

7. Integration. This Assignment contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and may not be modified or amended except in a written instrument signed by both Assignor and Assignee.

8. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date and year first above-written.

                         RCEK, INC.

                         By: /s/Ronald J. Cappello
                         --------------------------
                             Its President



                         NEWTOWN VILLAGE PLAZA ASSOCIATES, L.P.

                         By:  Newtown Village Plaza, LLC, its
                             general partner

                         By:  Montgomery CV Realty L.P., its sole
                             member

                         By:  Montgomery CV Realty Trust, its
                                general partner

                         By: /s/Jeffrey D. Hipple
                         -------------------------
                           Its:   Managing Trustee




                          EXHIBIT 2.4

        SECOND AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT

     This SECOND AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT ("Amendment") is made as of the 5th day of February, 1998, by and between NEWTOWN VILLAGE PARTNERSHIP, a Pennsylvania limited partnership ("Seller") and NEWTOWN VILLAGE PLAZA ASSOCIATES, L.P., a Delaware limited partnership ("Purchaser").

                            BACKGROUND

     Seller and RCEK, Inc., a Pennsylvania corporation ("RCEK") are parties to a certain Real Estate Purchase Agreement dated September 29, 1997, as amended by a letter amendment dated December 15, 1997 (collectively, the "Agreement"), pursuant to which Seller agreed to sell to RCEK, and RCEK agreed to purchase from Seller, certain real estate, together with the buildings and improvements erected thereon and personal property, fixtures and other rights and benefits appurtenant thereto, situate at the southwest corner of Durham Road and Sycamore Street in Newtown, Bucks County, Pennsylvania, known as the Newtown Village Shopping Center, as more particularly described in the Agreement (the "Property"). By Assignment of Real Estate Purchase Agreement dated January 26, 1998, RCEK assigned its entire right, title and interest in and to the Agreement to Purchaser. Seller and Purchaser now desire to further amend the Agreement as described below. Accordingly, intending to be legally bound hereby, and in consideration of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1. Additional Property. The real estate described on Exhibit "1" attached hereto and made a part hereof shall constitute part of the "Land", as such term is defined in the Agreement, and the appurtenances, rights, easements, rights-of-way, tenements and hereditaments incident to such real estate shall constitute part of the "Additional Property", as such term is defined in the Agreement. Exhibit "1" to this Amendment is hereby made a part of Exhibit "A" to the Agreement. The term "Property", as is defined in the Agreement, shall include (a) that which is described as such in the Agreement and (b) the real estate described on Exhibit "1" attached hereto, together with the improvements, appurtenances, rights, easements, rights-of-way, tenements and hereditaments appurtenant thereto.

2.   Purchase Price.  The "Purchase Price", as defined in the
Agreement, is hereby reduced by Two Hundred Thousand Dollars
($200,000), to Twenty-Six Million Five Hundred Fifty Thousand
Dollars ($26,550,000).

3. Closing Date. Paragraph 4 of the Agreement is hereby amended to provide that the "Closing Date", as described therein, shall be on or before the earlier of (i) thirty (30) days following satisfaction of all contingencies as set forth in
Section 8 of the Agreement to Purchaser's satisfaction or (ii)
March 31, 1998.

4. Waiver of Conditions. Seller and Purchaser hereby waive the condition of Section 8(a)(x) of the Agreement and their respective rights to terminate the Agreement thereunder. The foregoing waiver shall not, however, modify or affect in any way the terms of the last paragraph of Section 8(a)(x), which shall remain in full force and effect. Seller and Purchaser further acknowledge that Purchaser has waived its right to terminate the Agreement by sending an "Environmental Notice" under Section 8(a)(vi), and that the "Feasibility Period" described in Section 13(b) has expired.

5. Title Agreement. Simultaneously herewith, the parties have entered into a certain Agreement as to Title Matters (the "Title Agreement") concerning certain matters and obligations of the parties arising from the Agreement. The parties acknowledge and agree that the Title Agreement shall form part of the Agreement in all respects and that the covenants and obligations of the parties thereunder shall be binding upon the parties to the Agreement as if such covenants and agreements were made therein. This Amendment shall not modify, amend, supersede or alter in any way the terms and conditions of the Title Agreement or those certain letters dated anuary 12, 1998 and January 15, 1998 from Mark L. Morris, counsel to Purchaser (and RCEK), to Seller, with respect to the matters described therein, and the terms and conditions of the Title Agreement and such letters shall remain in full force and effect.

6. Ratification. Except as amended hereby, the Agreement is hereby ratified and confirmed and shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this
Amendment as of the date and year first above written.
                   NEWTOWN VILLAGE PARTNERSHIP
                   By:  GPWM, Inc., its general partner

                   By: /s/Vivian Meritz, President
               --------------------------------

                  NEWTOWN VILLAGE PLAZA ASSOCIATES, L.P.
                  By:  Newtown Village Plaza, LLC, its general partner
                  By:  Montgomery CV Realty L.P., its sole Member
                  By:  Montgomery CV Realty Trust, its general partner

                         By:   /s/Louis P. Meshon
                         ----------------------------
                            Its:   General Partner



                           EXHIBIT 2.5


        THIRD AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT



     This THIRD AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT ("Third Amendment") is made as of the 31 day of March, 1998, by and between NEWTOWN VILLAGE PARTNERSHIP, a Pennsylvania limited partnership ("Seller") and NEWTOWN VILLAGE PLAZA ASSOCIATES, L.P., a Delaware limited partnership ("Purchaser").



                            BACKGROUND


     Seller and RCEK, Inc., a Pennsylvania corporation ("RCEK") are parties to a certain Real Estate Purchase Agreement dated September 29, 1997, as amended by a letter amendment dated December 15, 1997 (collectively, the "Agreement"), pursuant to which Seller agreed to sell to RCEK, and RCEK agreed to purchase from Seller, certain real estate, together with the buildings and improvements erected thereon and personal property, fixtures and other rights and benefits appurtenant thereto, situate at the southwest corner of Durham Road and Sycamore Street in Newtown, Bucks County, Pennsylvania, known as the Newtown Village Shopping Center, as more particularly described in the Agreement (the "Property"). By Assignment of Real Estate Purchase Agreement dated January 26, 1998, RCEK assigned its entire right, title and interest in and to the Agreement to Purchaser. By that certain Second Amendment to Real Estate Purchase Agreement dated February 5, 1998 ("Second Amendment") the Agreement was amended. Seller and Purchaser now desire to further amend the Agreement, as amended by the Second Amendment, as described below.
Accordingly, intending to be legally bound hereby, and in consideration of the Agreement, as amended by the Second Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.   Purchase Price.  Paragraph 2 of the Agreement, as amended by
Paragraph 2 of the Second Amendment, is hereby deleted and the following shall be inserted in lieu thereof:

            In consideration of the mutual covenants contained
            herein, the parties agree that if the approval of The
            Prudential Insurance Company of America ("Prudential")
            to purchase the Property under and subject to Prudential's existing first mortgage on the Property is obtained on terms satisfactory to Purchaser, the parties hereby agree that the "Purchase Price" shall be increased by Seven Hundred Seventy-Five Thousand Dollars ($775,000), to Twenty-Seven
            Million Three Hundred Twenty-Five Thousand Dollars ($27,325,000). The Purchase Price, as adjusted for closing and other adjustments as provided herein and as provided in the Agreement, as amended by the Second Amendment, shall be payable by:


          a. Purchaser taking title to the Property under and subject to the loan secured by a first mortgage on the Property (the "Prudential Loan") held by
                Prudential, with an original principal balance of approximately $21,000,000, an interest rate of 10.35% per annum and a monthly payment of principal and interest of $206,402.27, with a current principal balance in the amount of $20,065,537.93;

          b. the balance shall be paid by cash or wire transfer of immediately available funds, as Seller may direct at Closing.

2. Loan Assumption. In the event the Purchase Price is increased and paid by Purchaser at Closing as provided for in paragraph 1 herein, Seller shall pay to Prudential at Closing all sums required by Prudential to approve the sale of the Property under and subject to Prudential's existing first mortgage on the Property, not to exceed Seven Hundred Seventy-Five Thousand Dollars ($775,000).

3.   Settlement Charges, Prorations and Adjustments.  Paragraph
11 of the Agreement is hereby amended by deleting the third sentence and inserting the following in lieu thereof:

          The real estate transfer taxes in connection with this transaction shall be paid as follows: (a) payment of the real estate transfer taxes in connection with the first Twenty-Six Million Five Hundred Fifty Thousand Dollars ($26,550,000) of the Purchase Price shall be borne equally by Seller and Purchaser, and (b) payment of the real estate transfer taxes in connection with that portion of the Purchase Price in excess ofTwenty-Six Million Five Hundred Fifty Thousand be borne solely by Purchaser;

          The Purchaser shall receive a credit from Seller at Closing in the amount of Seventy-Five Thousand Dollars ($75,000) representing Seller's share of the Prudentialfees and costs to secure Prudential's approval of the sale of the Property under and subject to Prudential's existing first mortgage on the Property; and

          The Seller shall be responsible for the payment of interest accrued and payable under the Prudential Loan from March 15, 1998 through the date of Closing.

          5. Ratification. Except as amended hereby, the Agreement, as amended by the Second Amendment, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

                NEWTOWN VILLAGE PARTNERSHIP

                By:  GPWM, Inc., its general partner

                By: /s/Vivian Meritz, President




                NEWTOWN VILLAGE PLAZA ASSOCIATES, L.P.

                By:  Newtown Village Plaza, LLC, its general
                      partner
                By:  Montgomery CV Realty L.P., its sole member

                By:  Montgomery CV Realty Trust, its general
                      partner

                         By: /s/Jeffrey D. Hipple
                         ----------------------------
                            Its: Managing Trustee